As filed with the Securities and Exchange Commission on March 28, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PREFERRED APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	27-1712193
(State of incorporation or organization)	(IRS Employer Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-168407

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01 per share	NYSE Amex LLC

AMENDMENT NO. 1 TO FORM 8-A

Explanatory Note

This Amendment No. 1 (“Amendment No. 1”) to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on December 3, 2010 (the “Form 8-A”).

This Amendment No. 1 is being filed to change the title of the class of securities to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 to reflect the changes made to the Company’s charter as set forth in the Articles of Amendment, filed with the Maryland State Department of Assessments and Taxation (“SDAT”) on February 22, 2011, and the Company’s Articles of Amendment and Restatement, filed with SDAT on February 24, 2011.  The Company’s amended and restated charter, changed the designation of the Company’s shares of Class A Common Stock, par value $0.01 per share, to common stock, par value $0.01 per share, and changed each of its issued and outstanding shares of Class B Common Stock, par value $0.01 per share, to one issued and outstanding share of common stock, par value $0.01 per share.  Accordingly, the Form 8-A is hereby amended to change the title of the class of securities to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 from Class A Common Stock, par value $0.01 per share to common stock, par value $0.01 per share.

Item 1.    Description of Registrant’s Securities to be Registered.

For a description of the securities of the Company to be registered hereunder, reference is made to the information set forth under the caption “Description of Securities” in the Prospectus that constitutes a part of the Company’s Registration Statement on Form S-11 (File No. 333-168407) (the “Form S-11”) originally filed with the Securities and Exchange Commission on July 30, 2010, as subsequently amended, which information is hereby incorporated herein by reference.

Item 2.    Exhibits.

Because no other securities of the registrant are registered on the NYSE Amex LLC, and the securities being registered by this Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, no exhibits are required to be filed with this Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 28, 2011	PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

By: /s/ John A. Williams Name: John A. Williams Title: President and Chief Executive Officer